Exhibit 10.22

MARATHON PETROLEUM CORPORATION

2011 INCENTIVE COMPENSATION PLAN

SUPPLEMENTAL

RESTRICTED STOCK UNIT AWARD AGREEEMENT

NON-EMPLOYEE DIRECTOR

{insert grant date}

Pursuant to this Award Agreement and the Marathon Petroleum Corporation 2011 Amended and Restated Incentive Compensation Plan (the “Plan”), MARATHON PETROLEUM CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), a Non-employee Director serving on the Board of Directors of the Corporation (the “Board”), on {DATE} (the “Grant Date”), [NUMBER] restricted stock units (“Restricted Units”) representing the right to receive shares of Common Stock. The number of Restricted Units awarded is subject to adjustment as provided in Section 14 of the Plan, and the Restricted Units are subject to the following terms and conditions:

1. Relationship to the Plan. This grant of Restricted Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the Committee. Except as defined in this Award Agreement (including in Paragraph 11), capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

2. Vesting and Forfeiture of Restricted Units.

(a) The Restricted Units granted under this Award Agreement shall vest in full upon the Participant’s departure from the Board.

(b) The Restricted Units shall vest in full upon the Participant’s death.

3. Dividend Equivalents. During the period of time between the Grant Date and the earlier of the date the Restricted Units vest or are forfeited, the Participant shall be entitled to receive dividend equivalent payments from the Corporation on the Restricted Units.

4. Issuance of Shares. During the period of time between the Grant Date and the date the Restricted Units vest, the Restricted Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive shares of Common Stock, subject to the terms and conditions applicable to the Restricted Units. Upon the vesting of the Participant’s right to receive the Restricted Units pursuant to Paragraph 2, a number of shares of

Common Stock equal to the number of vested Restricted Units shall be registered in the name of the Participant and, if requested by the Participant, certificates representing such Common Stock, shall be delivered to the Participant. Subject to Section 17 of the Plan, all amounts payable to the Participant in respect of the Restricted Units, including the issuance of shares of Common Stock pursuant to this Paragraph 4, shall be paid as of the earlier of 60 days following the vesting date or as soon as reasonably practicable following the date on which such Restricted Units vest, but, in no event, later than March 15th of the year following the year in which the Units vest. The Participant shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any rights as a shareholder in respect of the Restricted Units until such time as the Restricted Units have vested and shares of Common Stock have been issued.

5. Taxes. Pursuant to Section 11 of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise deliverable to the Participant due to the vesting of Restricted Units pursuant to Paragraph 2, or from other compensation payable to the Participant, at the time of the vesting and delivery of such shares.

6. Nonassignability. Upon the Participant’s death, the Restricted Units shall be transferred to the Participant’s beneficiary as designated under the Marathon Petroleum Deferred Compensation Plan for Non-Employee Directors, or if no such beneficiary designation has been executed by Participant, to the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Restricted Units shall have no effect.

7. Nature of the Grant. In signing this Award Agreement, the Participant acknowledges that:

(a) this grant of Restricted Units is a one-time voluntary grant and this Agreement does not create any contractual or other right to receive future awards of Restricted Units, or any other benefits in lieu of Restricted Units. This grant and Agreement shall have no effect with respect to any other grant, agreement, plan or arrangement including the quarterly grants provided for under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors; and

(b) Participant is not an employee of the Corporation and this Award of Restricted Units is granted in connection with service as a Non-Employee Director on the Board of the Corporation and should not be considered in any way as compensation for, or relating in any way to, past services for the Corporation or its Subsidiaries, affiliates or predecessors as an employee.

8. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.

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